LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 7th day of February, 2008

BETWEEN:

Lawrence Kopylov

(the "Lender")

OF THE FIRST PART

AND

Mega Media Group, Inc. of 1122 Coney Island Avenue. Brooklyn. NY 11230

(the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest
1. The Lender promises to loan One Hundred Thousand, ($100,000.00 ) USD. to the Borrower and the Borrower promises to repay this principal amount to the Lender, at such address as may be provided in writing, with interest payable on the unpaid principal at the rate  of 9.00 percent per annum. calculated yearly not in advance.

Payment
2. This Loan will he repaid in full 30 Days from the execution of this Agreement.

Default
3. Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Governing Law
4. This Agreement will be construed in accordance with and governed by the laws of the State of New York.

Costs
5.
All costs, expenses and expenditures including, without limitation. the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower  will be added to the principal then outstanding and immediately be paid by the Borrower

Assignment
6.
This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower. The Borrower waives presentment for payment, notice of non-payment, protest, and noticeof protest.

Amendments
7. This Agreernent may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability
8.
The clauses and paragrphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

Central Provisions
9.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the ieminineandvice versa.

Entire Agreement
10.  This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF.  the parties have duly affixed their signatures under hand and seal on this 7th day of February, 2008.

/s/ Lawrence Kopylov
Lawrence Kopylov

Mega Media Group, Inc.
Per: /s/ Alex Shvarts
(Seal)

Citibank NA
162 Amsterdam Avenue
New York, NY 10023
Branch no 096
Tel 1-718-492-2121
ABA 0210000889
Swift Code CititiS133

Mega Media Group, Inc.
1122 Coney Island Avenue
Brooklyn, NY 11235

Tel 1-718-947-1100
Fax 1-646-417-5109

Account Number 9932267558

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